UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 16, 2011

OMEGA HEALTHCARE INVESTORS, INC.
(Exact name of registrant as specified in charter)

Maryland	1-11316	38-3041398
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 International Circle
 Suite 3500
Hunt Valley, Maryland 21030
(Address of principal executive offices / Zip Code)

(410) 427-1700
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 1.01  Entry into a Material Definitive Agreement.

On August 16, 2011, Omega Healthcare Investors, Inc. (“Omega”) entered into a new $475 million senior unsecured revolving credit facility (the “2011 Credit Facility”), replacing its previous senior secured revolving credit facility (see Item 1.02).  The 2011 Credit Facility matures on August 17, 2015.

The 2011 Credit Facility is being provided by Bank of America, N.A., Deutsche Bank Trust Company Americas, Crédit Agricole Corporate and Investment Bank, RBS Citizens, N.A. d/b/a Charter One, UBS Loan Finance LLC, Jefferies Group, Inc., Royal Bank of Canada, SunTrust Bank, Stifel Bank & Trust and Branch Banking and Trust Company (together with other lenders from time to time becoming signatory to the 2011 Credit Agreement referred to below, as lenders, the “2011 Lenders”) pursuant to a Credit Agreement, dated as of August 16, 2011 (the “2011 Credit Agreement”), among Omega, certain subsidiaries of Omega identified therein as guarantors, the 2011 Lenders and Bank of America, N.A., as administrative agent.  Omega’s obligations in connection with the 2011 Credit Facility are jointly and severally guaranteed by Omega’s current subsidiaries (other than those designated as “unrestricted subsidiaries”) for the benefit of the administrative agent and the 2011 Lenders.  Additional subsidiaries created or acquired by Omega in the future (unless designated as unrestricted subsidiaries) will also be required to guarantee Omega’s obligations in connection with the 2011 Credit Facility, if such future subsidiaries own unencumbered real property or guarantee other unsecured funded debt (including but not limited to Omega’s unsecured senior notes).

From time to time, certain of the 2011 Lenders, their affiliates and/or their predecessors have provided commercial banking, investment banking and other financial advisory services to Omega or served as underwriters or sales agents for offerings of Omega’s equity or debt, for which they have received customary fees.  Such services have included affiliates of certain of the 2011 Lenders serving as lenders under Omega’s previous senior secured revolving credit facility.  As a result of the repayment of borrowings under the previous senior secured revolving credit facility with proceeds from the 2011 Credit Facility, such 2011 Lenders received a portion of such proceeds.  Affiliates of certain of the 2011 Lenders have served as sales agents under Omega’s at-the-market Equity Shelf Program.  The 2011 Lenders and their affiliates may, from time to time in the future, engage in transactions with and perform services for Omega in the ordinary course of business.

The material terms of the 2011 Credit Agreement are as follows:

Availability Amount.  Omega’s ability to request borrowings and letters of credit under the 2011 Credit Facility is subject to an availability amount equal to the sum of 60% of unencumbered asset value minus consolidated unsecured funded debt (excluding outstanding loans and letters of credit under the 2011 Credit Facility).

Interest Rates and Fees.  The interest rates per annum applicable to the 2011 Credit Facility are the reserve adjusted LIBOR Rate (the “Eurodollar Rate” or “Eurodollar”), plus the applicable margin (as defined below) or, at our option, the base rate, which will be the highest of (i) the rate of interest publicly announced by the administrative agent as its prime rate in effect, (ii) the federal funds effective rate from time to time plus 0.50% and (iii) the Eurodollar Rate determined on such day for a Eurodollar Loan with an interest period of one month plus 1.0%, in each case, plus the applicable margin (as defined below).  The applicable margin with respect to the 2011 Credit Facility is determined in accordance with a performance grid based on our consolidated leverage ratio.  The applicable margin may range from 3.0% to 2.25% in the case of Eurodollar advances, and from 2.0% to 1.25% in the case of base rate advances.  Letter of credit fees may range from 3.0% to 2.25% per annum, based on the same performance grid.  In the event that Omega achieves at least two investment grade ratings from Standard & Poor’s, Moody’s and/or Fitch Ratings with respect to Omega’s non-credit-enhanced senior unsecured long-term debt, the applicable margin will instead be determined based on the credit rating of such debt, and will range from 1.70% to 1.25% (2.10% to 1.50%, including facility fees) in the case of Eurodollar advances and letter of credit fees, and from 0.70% to 0.25% (1.10% to 0.50%, including facility fees) in the case of base rate advances.  The default rate on the 2011 Credit Facility is 2.0% above the interest rate otherwise applicable to base rate loans.  So long as Omega does not have at least two investment grade ratings as described above, we are also obligated to pay an unused fee to the 2011 Lenders ranging from 0.50% to 0.35% on the unused portion of the 2011 Credit Facility.

Prepayments; Reduction or Termination of Commitments.  We may prepay the 2011 Credit Facility at any time in whole or in part, or reduce or terminate the revolving commitments under the 2011 Credit Facility, in each case without fees or penalty.

Covenants.  The 2011 Credit Agreement contains customary affirmative and negative covenants, including, without limitation, limitations on indebtedness; limitations on investments; limitations on liens; limitations on mergers and consolidations; limitations on sales of assets; limitations on transactions with affiliates; limitations on negative pledges; limitations on prepayment of debt; limitations on use of proceeds; limitations on changes in lines of business; limitations on repurchases of Omega capital stock if a default or event of default exists; and maintenance of real estate investment trust (“REIT”) status.  In addition, the 2011 Credit Agreement contains financial covenants, including, without limitation, those relating to maximum total leverage, maximum secured leverage, maximum unsecured leverage, minimum fixed charge coverage, minimum consolidated tangible net worth, minimum unsecured debt yield, minimum unsecured interest coverage and maximum distributions.

Events of Default.  The 2011 Credit Agreement includes customary events of default including, without limitation, nonpayment of principal, interest, fees or other amounts when due, material breach of representations and warranties, covenant defaults, cross-defaults, a change of control, bankruptcy events, material unsatisfied or unstayed judgments and loss of REIT status.

Right to Increase Maximum Borrowings. Pursuant to the terms of the 2011 Credit Agreement, the 2011 Lenders have agreed that in certain circumstances Omega may increase the revolving commitments under the 2011 Credit Facility by up to an additional $125 million, for maximum aggregate revolving commitments of up to $600 million.

Guarantees.  Omega’s current subsidiaries that are not unrestricted subsidiaries under the 2011 Credit Agreement jointly and severally guarantee Omega’s obligations in connection with the 2011 Credit Facility on an unsecured basis.  Additional subsidiaries created or acquired by Omega in the future (unless designated as unrestricted subsidiaries) will also be required similarly to guarantee Omega’s obligations in connection with the 2011 Credit Facility, if such future subsidiaries own unencumbered real property or guarantee other unsecured funded debt (including, but not limited to, Omega’s unsecured senior notes).

At August 16, 2011, Omega had approximately $65 million in borrowings outstanding under the 2011 Credit Facility.

The 2011 Credit Agreement is attached to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference.

Item 1.02  Termination of  a Material Definitive Agreement.

On August 16, 2011, Omega terminated its previous senior secured revolving credit facility (the “2010 Credit Facility”) and the related credit agreement, dated as of April 13, 2010 (the “2010 Credit Agreement”) with Bank of America, N.A. as administrative agent and a syndicate of other financial institutions as lenders, which included Bank of America, N.A., Deutsche Bank Trust Company Americas, UBS Loan Finance LLC, General Electric Capital Corporation, Crédit Agricole Corporate and Investment Bank, Jefferies Group, Inc., RBS Citizens, N.A. d/b/a Charter One and Stifel Bank & Trust (the “2010 Lenders”).  The 2010 Credit Facility initially provided a $320 million senior secured three-year revolving credit facility.  The borrowers under the 2010 Credit Facility were certain of Omega’s subsidiaries that held borrowing base properties (the “2010 Borrowers”).  The 2010 Credit Facility was jointly and severally guaranteed on an unsecured basis by Omega and its subsidiaries that were not designated as unrestricted subsidiaries.

The material terms of the 2010 Credit Agreement were as follows:

Interest Rates and Fees.  The interest rates per annum applicable to the 2010 Credit Facility were the Eurodollar Rate plus the applicable margin (as defined below) or, at our option, the base rate, which was the highest of (i) the rate of interest publicly announced by the administrative agent as its prime rate in effect, (ii) the federal funds effective rate from time to time plus 0.50% and (iii) the Eurodollar Rate determined on such day (or if no rate was determined on such day the next preceding day for which a Eurodollar Rate was determined) for a Eurodollar Loan with an interest period of one month plus 1.25%, in each case, plus the applicable margin (as defined below). The applicable margin with respect to the 2010 Credit Facility was determined in accordance with a performance grid based on Omega’s consolidated leverage ratio.  The applicable margin ranged from 4.25% to 3.25% in the case of Eurodollar advances, from 3.0% to 2.0% in the case of base rate advances, and from 4.25% to 3.25% in the case of letter of credit fees.  The default rate on the 2010 Credit Facility was 3.00% above the interest rate otherwise applicable to base rate loans.  The 2010 Borrowers were also obligated to pay an unused fee of 0.50% per annum on the unused portion of the 2010 Credit Facility.

Prepayments.  The 2010 Credit Agreement provided for prepayment of the 2010 Credit Facility at any time in whole or in part without fees or penalty.

Covenants.  The 2010 Credit Agreement contained customary affirmative and negative covenants, including, without limitation, limitations on investments; limitations on liens; limitations on mergers, consolidations, and transfers of assets; limitations on sales of assets; limitations on transactions with affiliates; and limitations on transfer of ownership and management.  In addition, the 2010 Credit Agreement contained financial covenants including, without limitation, with respect to maximum leverage, minimum fixed charge coverage, minimum tangible net worth and maximum distributions.

Events of Default.  The 2010 Credit Agreement included customary events of default including, without limitation, nonpayment of principal, interest, fees or other amounts when due, material breach of representations and warranties, covenant defaults, cross-defaults, a change of control, bankruptcy events, material unsatisfied or unstayed judgments and loss of REIT status.

Right to Increase Maximum Borrowings.  Under the 2010 Credit Agreement, the 2010 Lenders agreed that in certain circumstances Omega could increase the revolving commitments under the 2010 Credit Facility by up to an additional $100 million, for maximum aggregate revolving commitments of up to $420 million.

Security and Guarantees.  Omega and its subsidiaries that were not borrowers or unrestricted subsidiaries under the 2010 Credit Agreement guaranteed the obligations of the 2010 Borrowers under the 2010 Credit Facility.  All obligations under the 2010 Credit Facility and the related guarantees were secured by a perfected first priority lien on certain real properties and all improvements, fixtures, equipment and other personal property relating thereto of the 2010 Borrowers, and an assignment of leases, rents, sale/refinance proceeds and other proceeds flowing from the real properties.

Omega and its subsidiaries terminated the 2010 Credit Facility in connection with the effectiveness of the 2011 Credit Facility.  Omega did not experience any material early termination penalties due to the termination of the 2010 Credit Facility.  For the three month period ending September 30, 2011, Omega will record a one-time, non-cash charge of approximately $3.1 million relating to the write-off of deferred financing costs associated with the termination of the 2010 Credit Facility.

Item 2.03  Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01 above, which is incorporated herein by reference, for a discussion of the creation of a direct financial obligation under the 2011 Credit Facility.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit

10.1
Credit Agreement, dated as of August 16, 2011, among Omega Healthcare Investors, Inc., certain subsidiaries of Omega Healthcare Investors, Inc. identified therein as guarantors, the lenders named therein and Bank of America, N.A.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OMEGA HEALTHCARE INVESTORS, INC.
(Registrant)

Dated: August 22, 2011	By:	/s/ C. Taylor Pickett
C. Taylor Pickett
President and Chief Executive Officer

Exhibit Index

Exhibit No.	Description of Exhibit

10.1
Credit Agreement, dated as of August 16, 2011, among Omega Healthcare Investors, Inc., certain subsidiaries of Omega Healthcare Investors, Inc. identified therein as guarantors, the lenders named therein and Bank of America, N.A.